Exhibit 99.1

[Cornell Companies, Inc. Letterhead]

August 25, 2004

Via Telecopy & U.S. Mail

Mr. Zachary George

Pirate Capital LLC

200 Connecticut Avenue, 4th Floor

Norwalk, CT 06854

Dear Mr. George:

Since your recent acquisition of an interest in Cornell, you have increasingly pressed the board to sell the company.  Yet you do not know, nor have you tried to learn, the steps Cornell and its board have taken to explore the company’s strategic alternatives.  After significant consideration, the board has determined that the sort of “fire sale” you propose would put the board at much greater risk of a breach of its fiduciary duty.

Cornell’s board of directors has discussed at length your undated letter and your comments on the recent earnings conference call.  In your letter you make two requests: first, that Cornell redeem its rights plan; and second, that the company publicly announce that it has retained an investment advisor to explore a sale of the company.  We would like to respond to these requests.

First, the board has determined to not redeem the company’s rights plan at this time.  The board would consider redeeming the rights plan as part of a value-maximizing transaction for its stockholders.  But in the meantime, the rights plan permits the board to protect the stockholders against an otherwise unfair transaction.

Second, the company has previously announced that it has engaged a financial advisor to advise and assist the company in evaluating strategic opportunities.  As communicated on the earnings conference call, the company and the board have explored a number of opportunities to sell the company, and have done this with the advice and assistance of a financial advisor where appropriate.  We remain open to those possibilities.  But the board believes that actively shopping the company is not in the best interest of the company’s stockholders at this time.  As a result, we will not publicly announce that the company has retained an investment advisor to explore a sale of the company.  Cornell’s management and its board believe they are well informed about potential market transactions available to Cornell.

Finally, I take this opportunity to correct a few of your misstatements about Cornell.

You state that no good faith effort has been made to explore a sale of the company, and that the company has turned away potential purchasers and told them the company is not for sale.  These inflammatory statements are demonstrably false.  Management and the board have spent considerable effort towards this end.  In fact, we have asked you on several occasions if you have any proposals that you want to submit for our consideration.  You have submitted none.

You have stated that the company has not been responsive to your requests.  You have met with me and Mr. Taylor, and you have spoken with Mr. Vagt.  Our directors have shown beyond question that they are willing to listen very carefully to you and all of the company’s stockholders.

To conclude, our directors are focused on improving the company’s ability to execute its business plan.  We share this concern with our stockholders and are working diligently towards this end.  You should expect to see the company take concrete steps designed to improve its management and the execution of its business plan.

Please call me if you would like to discuss any of these matters.

Best regards,

/s/

Harry J. Phillips, Jr.

Chairman and Chief Executive Officer

Copy to:

Cornell Companies, Inc. Board of Directors